Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact: Christine Needles Global Corporate Communications Christine.Needles@interface.com +1 404-491-4660	Investor Contact: Bruce Hausmann Chief Financial Officer Bruce.Hausmann@interface.com +1 770-437-6802

Interface Reports Third Quarter 2019 Results

ATLANTA – October 25, 2019 – Interface, Inc. (Nasdaq: TILE), a worldwide commercial flooring company and global leader in sustainability, today announced results for the third quarter ended September 29, 2019.

Third Quarter Highlights:

•	Q3 net sales up 9%; Q3 organic sales up 2%
•	Q3 GAAP EPS of $0.45, up 221%; Q3 adjusted EPS of $0.47, up 15%
•	SG&A expenses managed through tight cost disciplines
•	Delivered value creation commitments at one-year anniversary of nora® acquisition
•	Reduced debt in the quarter by $46 million
•	Full year 2019 outlook unchanged and on track

“Our transformation from a carpet tile company to a commercial flooring company continues to create value for our shareholders. Through this transformation, we’ve diversified our product offerings, with resilient flooring now comprising 25% of our revenue volume. In the third quarter, we grew adjusted earnings per share 15% year over year while delivering strong margin improvement and efficiently managing SG&A expenses,” said Jay Gould, CEO of Interface. “This quarter marked the one-year anniversary of the nora systems acquisition, which has contributed solid earnings per share, aligned with our commitment to shareholders. Despite a challenging demand environment, we remain on track to meet our previous full year 2019 outlook. LVT continues to perform strongly and drove organic growth in the quarter as we lapped a difficult comparable in carpet tile from the shipment of a large customer order in Q3 last year.”

Gould continued, “Going forward, our robust product innovation is both increasing our opportunities with current customers and expanding our end market demand. We’re excited about our new product launch of 3mm LVT, which is going to market in the Americas and is developed specifically to meet customer needs in the healthcare, multifamily and tenant improvement segments. These lower price-point and higher-margin LVT offerings provide new cross-selling opportunities across our expanding product portfolio; particularly combining LVT and rubber in segments like healthcare. Additionally, we are capitalizing on strategic investment opportunities across our business and building on the momentum of our Carbon Neutral Floors™ program by accelerating approximately $10 million dollars in capital expenditures in order to scale our capabilities to manufacture carbon negative products which we are targeting to launch next year.”

Third Quarter 2019 Financial Summary

Sales: Third quarter net sales were $348 million, up 9% versus $318 million in the prior year period. Organic sales were up 2% year-over-year driven by growth in LVT and the addition of nora net sales to our organic sales calculation during the comparable period post-acquisition.

Gross profit margin was 39.0% in the third quarter, which included $1.3 million of nora purchase accounting amortization — an increase of 760 basis points from the prior year period. Adjusted gross profit margin was 39.4%, an increase of 160 basis points over adjusted gross margin for the prior year period.

Operating Income: Third quarter operating income was $44 million, compared with $16 million in the prior year period, an increase of 177%. Third quarter 2019 adjusted operating income was $46 million, up 23% versus adjusted operating income of $37 million in the third quarter last year.

Third quarter SG&A expenses were in line with expectations at $91 million, or 26.2% of sales.

The company recorded restructuring charges of $672 thousand in the third quarter as a result of lease exit costs associated with the restructuring plan that was previously announced in the fourth quarter of last year.

Net Income and EPS: The company recorded net income in the third quarter of 2019 of $26 million, or $0.45 per diluted share, compared to third quarter 2018 net income of $8 million, or $0.14 per diluted share, an increase of 221%. Third quarter 2019 adjusted net income was $28 million, or $0.47 per diluted share, compared to third quarter 2018 adjusted net income of $24 million, or $0.41 per share.

Adjusted EBITDA: In the third quarter of 2019, adjusted EBITDA was $57 million, up 13% compared to $51 million in the prior year period.

Cash and Liquidity: The company had cash on hand of $85 million and total debt of $626 million at September 29, 2019, compared to $84 million of cash and $672 million of total debt at June 30, 2019.

“In addition to solid growth and profitability in the third quarter, we also generated strong cash flow,” added Bruce Hausmann, CFO of Interface. “We generated $30 million of cash via working capital and reduced total debt by $46 million, lowering our net debt to adjusted EBITDA ratio to 2.7x. We are maintaining the disciplined de-levering strategy that we committed to when we announced the nora acquisition.”

Year to Date 2019 Financial Summary

Sales: For the first nine months of 2019, net sales were $1.0 billion, up 19% versus $843 million in the first nine months of last year. Organic sales were up 2% year-over-year.

Operating Income: For the first nine months of 2019, the company reported operating income of $103 million, compared with $72 million in the prior year period. Adjusted operating income was $108 million versus adjusted operating income of $97 million in the first nine months of last year.

Net Income and EPS: The company recorded net income of $63 million, or $1.06 per diluted share, for the first nine months of 2019, compared to $44 million, or $0.74 per diluted share, in the prior year period. Adjusted net income was $67 million, or $1.13 per diluted share, compared to adjusted net income of $65 million, or $1.08 per diluted share in the first nine months of 2018.

Adjusted EBITDA: Adjusted EBITDA was $146 million for the first nine months of 2019, compared to $132 million in the prior year period.

Fiscal Year 2019 Outlook

Looking ahead to the full year of 2019, Interface is targeting to achieve:

•	Total net sales growth of 14 - 15%
•	Organic sales growth of 2 - 3%
•	Adjusted gross profit margin of approximately 39.5%, an increase of 80 basis points versus prior year
•	Adjusted SG&A expenses of approximately 28.5% as a percentage of net sales

Full year interest and other expenses are projected to be approximately $30 million, and the effective tax rate is anticipated to be approximately 24%. Diluted share count is anticipated to be approximately 59 million shares. Capital expenditures for the full year are forecast to be $75 - $85 million.

Webcast and Conference Call Information

The company will host a conference call on October 25, at 8:00 a.m. Eastern Time, to discuss its third quarter 2019 results. The conference call will be simultaneously broadcast live over the Internet.

Listeners may access the conference call live over the Internet at: https://event.on24.com/wcc/r/2080122/8F13A9D11AC42E9C21B4FA57B1D122A4, or through the company's website at: http://investors.interface.com.

The archived version of the webcast will be available at these sites for one year beginning approximately one hour after the call ends.

Non-GAAP Financial Measures

Interface provides adjusted earnings per share, adjusted net income, adjusted operating income, adjusted gross profit, organic sales and organic sales growth, net debt, and adjusted EBITDA as additional information regarding its actual and projected operating results in this press release. These non-GAAP measures are not in accordance with – or alternatives to – GAAP measures, and may be different from non-GAAP measures used by other companies. Adjusted EPS, adjusted net income, and adjusted operating income exclude nora purchase accounting amortization, nora transaction related expenses and restructuring charges. Adjusted gross profit excludes nora purchase accounting amortization. Organic sales and organic sales growth exclude the impact of foreign currency fluctuations and nora sales where the comparable prior year period excludes nora activity. Net debt is total debt less cash on hand. Adjusted EBITDA is GAAP net income excluding interest expense, income tax expense, depreciation and amortization, stock compensation amortization, restructuring charges, and nora transaction related expenses such as purchase accounting amortization, transaction related expenses, and transaction related other expenses. This news release should be read in conjunction with the Company's Current Report on Form 8-K furnished today to the U.S. Securities & Exchange Commission, which explains why Interface believes presentation of these non-GAAP measures provides useful information to investors, as well as any additional material purposes for which Interface uses these non-GAAP measures.

About Interface

Interface, Inc. is a global flooring company specializing in carbon neutral carpet tile and resilient flooring, including luxury vinyl tile (LVT) and nora® rubber flooring. We help our customers create high-performance interior spaces that support well-being, productivity, and creativity, as well as the sustainability of the planet. Our mission, Climate Take Back™, invites you to join us as we commit to operating in a way that is restorative to the planet and creates a climate fit for life.

Learn more about Interface at interface.com and blog.interface.com, our nora brand at nora.com, our FLOR® brand at FLOR.com, and our Carbon Neutral Floors™ program at interface.com/carbonneutral.

Follow us on Twitter, YouTube, Facebook, Pinterest, LinkedIn, Instagram, and Vimeo.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements. Forward-looking statements include, without limitation, information under the heading “Fiscal Year 2019 Outlook” in this news release, and any expectations regarding the effect of the nora acquisition on the Company’s results. Forward-looking statements may be identified by words such as “may,” “expect,” “forecast,” “anticipate,” “intend,” “plan,” “believe,” “could,” “seek,” “project,” “estimate,” “target,” “will” and similar expressions. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including: the risk that the Company may have overestimated the future contribution of the nora business to the Company’s combined results; risks related to integration of the combined businesses; risks related to the increased indebtedness the Company incurred to complete the acquisition; risks related to the increased reliance on international business the Company will experience; and risks and uncertainties associated with economic conditions in the commercial interiors industry. Additional risks and uncertainties that may cause actual results to differ materially from those predicted in forward-looking statements also include, but are not limited to the risk factor included in Part II, Item 1A of the Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, and the risks under the following subheadings in “Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2018: “Sales of our principal products have been and may continue to be affected by adverse economic cycles in the renovation and construction of commercial and institutional buildings”; “We compete with a large number of manufacturers in the highly competitive floorcovering products market, and some of these competitors have greater financial resources than we do. We may face challenges competing on price, making investments in our business , or competing on product design”; “Our success depends significantly upon the efforts, abilities and continued service of our senior management executives, our principal design consultant and other key personnel (including sales personnel), and our loss of any of them could affect us adversely”; “Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations”; “The uncertainty surrounding the implementation and effect of the U.K. exiting the European Union, and related negative developments in the European Union could adversely affect our business, results of operations or financial condition”; “Large increases in the cost of petroleum-based raw materials could adversely affect us if we are unable to pass these cost increases through to our customers”; “Unanticipated termination or interruption of any of our arrangements with our primary third party suppliers of synthetic fiber or our sole third party supplier for luxury vinyl tile (“LVT”) could have a material adverse effect on us”; “If we fail to realize the expected synergies and other benefits of the nora acquisition, our results of operations and stock price may be negatively affected”; “We have a significant amount of indebtedness, which could have important negative consequences to us”; “The market price of our common stock has been volatile and the value of your investment may decline”; “Our earnings in a future period could be adversely affected by non-cash adjustments to goodwill, if a future test of goodwill assets indicates a material impairment of those assets”; “Changes to our facilities could disrupt our operations”; “Our business operations could suffer significant losses from natural disasters, catastrophes, fire or other unexpected events”; and “Disruptions to or failures of our information technology systems could adversely effect on our business.”

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW -

Consolidated Condensed Statements of Operations	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	9/29/19	9/30/18	9/29/19	9/30/18

Net Sales	$348,352	$318,325	$1,003,547	$842,514
Cost of Sales	212,590	218,380	613,797	539,839
Gross Profit	135,762	99,945	389,750	302,675
Selling, General & Administrative Expenses	91,414	84,160	286,123	230,199
Restructuring Charges	672	—	672	—
Operating Income	43,676	15,785	102,955	72,476
Interest Expense	6,577	4,852	20,180	9,207
Other Expense	1,015	1,570	2,333	5,350
Income Before Taxes	36,084	9,363	80,442	57,919
Income Tax Expense	9,874	1,191	17,674	14,061
Net Income	$26,210	$8,172	$62,768	$43,858

Earnings Per Share – Basic	$0.45	$0.14	$1.06	$0.74

Earnings Per Share – Diluted	$0.45	$0.14	$1.06	$0.74

Common Shares Outstanding – Basic	58,433	59,496	59,117	59,553
Common Shares Outstanding – Diluted	58,434	59,536	59,122	59,594

Consolidated Condensed Balance Sheets
(In thousands)	9/29/19	12/30/18
Assets
Cash	$85,212	$80,989
Accounts Receivable	176,705	179,004
Inventory	265,101	258,657
Other Current Assets	37,771	40,229
Total Current Assets	564,789	558,879
Property, Plant & Equipment	309,972	292,888
Operating Lease Right-of Use Asset	110,051	—
Other Assets	439,725	432,877
Total Assets	$1,424,537	$1,284,644

Liabilities
Accounts Payable	$72,505	$66,301
Accrued Liabilities	134,930	125,971
Current Portion of Operating Lease Liabilities	15,780	—
Current Portion of Long-Term Debt	31,757	31,315
Total Current Liabilities	254,972	223,587
Long-Term Debt	594,581	587,266
Operating Lease Liabilities	91,480	—
Other Long-Term Liabilities	126,126	119,128
Total Liabilities	1,067,159	929,981
Shareholders’ Equity	357,378	354,663
Total Liabilities and Shareholders’ Equity	$1,424,537	$1,284,644

Consolidated Condensed Statements of Cash Flows	Three Months Ended		Nine Months Ended
(In thousands)	9/29/19	9/30/18	9/29/19	9/30/18

Net Income	$26,210	$8,172	$62,768	$43,858
Depreciation and Amortization	10,880	9,877	33,578	27,067
Stock Compensation Amortization	1,660	3,565	6,494	9,181
Amortization of Acquired Intangible Assets	1,329	2,414	4,581	2,414
Amortization of Acquired Inventory Step-up	—	17,849	—	17,849
Deferred Income Taxes and Other Non-Cash Items	(229)	(9,976)	(11,806)	(10,705)
Change in Working Capital
Accounts Receivable	3,709	10,870	(928)	(5,540)
Inventories	1,540	(2,756)	(11,809)	(27,037)
Prepaids and Other Current Assets	1,725	8,576	(4,481)	(9,398)
Accounts Payable and Accrued Expenses	22,646	5,097	11,507	10,987
Cash Provided from Operating Activities	69,470	53,688	89,904	58,676
Cash Used in Investing Activities	(18,903)	(413,189)	(53,796)	(429,019)
Cash (Used in) Provided by Financing Activities	(47,366)	400,179	(30,157)	392,741
Effect of Exchange Rate Changes on Cash	(2,247)	(330)	(1,728)	(2,104)
Net Increase in Cash	$954	$40,348	$4,223	$20,294

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(In millions, except per share amounts)

	Third Quarter 2019	Third Quarter 2018	Year-to-Date 2019	Year-to-Date 2018
Net Sales as Reported (GAAP)	$348.4	$318.3	$1,003.5	$842.5
Impact of Changes in Currency	7.0	—	21.1	—
nora net sales adjustment (1)	(29.8)	—	(165.5)	—
Organic Sales	$325.6	$318.3	$859.1	$842.5

Gross Profit as Reported (GAAP)	$135.8	$99.9	$389.8	$302.7
Purchase Accounting Amortization	1.3	20.3	4.5	20.3
Adjusted Gross Profit	$137.1	$120.2	$394.3	$323.0

Operating Income as Reported (GAAP)	$43.7	$15.8	$103.0	$72.5
Purchase Accounting Amortization	1.3	20.3	4.5	20.3
Transaction Related Expenses	—	1.0	—	4.0
Restructuring Charges	0.7	—	0.7	—
Adjusted Operating Income	$45.7	$37.1	$108.2	$96.8

Net Income as Reported (GAAP)	$26.2	$8.2	$62.8	$43.9
Purchase Accounting Amortization (after tax impact of $0.4 million and $6.1 million for QTD 2019 and 2018; after tax impact of $1.4 million and $6.1 million for YTD 2019 and 2018)	0.9	14.2	3.1	14.2
Transaction Related Expenses (after tax impact of $0.5 million QTD and $1.7 million YTD)	—	1.9	—	6.5
Restructuring Charges (after tax impact of $0.1 million QTD and YTD)	0.6	—	0.6	—
Adjusted Net Income	$27.7	$24.2	$66.5	$64.5

Diluted Earnings per Share as Reported (GAAP)	$0.45	$0.14	$1.06	$0.74
Purchase Accounting Amortization (after tax impact of $0.4 million and $6.1 million for QTD 2019 and 2018; after tax impact of $1.4 million and $6.1 million for YTD 2019 and 2018)	0.01	0.24	0.06	0.24
Transaction Related Expenses (after tax impact of $0.5 million QTD and $1.7 million YTD)	—	0.03	—	0.11
Restructuring Charges (after tax impact of $0.1 million QTD and YTD)	0.01	—	0.01	—
Adjusted Diluted Earnings per Share	$0.47	$0.41	$1.13	$1.08

(1) Nora net sales adjustment to exclude sales in 2019 where the 2018 comparative period excluded nora activity

	Third Quarter 2019	Third Quarter 2018	Year-to-Date 2019	Year-to-Date 2018
Net Income (GAAP)	$26.2	$8.2	$62.8	$43.9
Income Tax Expense (Benefit)	9.9	1.2	17.7	14.1
Transaction Related Other Expense	—	1.4	—	4.2
Interest Expense	6.6	4.9	20.2	9.2
Depreciation and Amortization	10.9	9.9	33.6	27.1
Stock Compensation Amortization	1.7	3.6	6.5	9.2
Transaction and Integration Related Expenses	—	1.0	—	4.0
Purchase Accounting Amortization	1.3	20.3	4.5	20.3
Restructuring Charges	0.7	—	0.7	—
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (AEBITDA)	$57.3	$50.5	$146.0	$132.0

	Full Year 2018	Last Twelve Months (LTM) Ended 9/29/19
Net Income (GAAP)	$50.3	$69.2
Income Tax Expense	4.7	8.3
Transaction Related Other Expense	4.2	—
Interest Expense	15.4	26.4
Depreciation and Amortization	39.1	45.6
Stock Compensation Amortization	14.5	11.8
Transaction and Integration Related Expenses	5.3	1.3
Purchase Accounting Amortization	32.1	16.3
Restructuring and Asset Impairment Charges	20.5	21.2
Adjusted Earnings before Taxes, Interest, Depreciation and Amortization (AEBITDA)	$186.1	$200.1

	As of 9/29/19
Total Debt	$626.3
Total Cash on Hand	(85.2)
Total Debt, Net of Cash on Hand (Net Debt)	$541.1

	Last Twelve Months 9/29/19
Total Debt / LTM Net Income	9.1x
Net Debt / LTM AEBITDA	2.7x

The impacts of changes in foreign currency presented in the tables are calculated based on applying the prior year period's average foreign currency exchange rates to the current year period.

The Company believes that the above non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful basis for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States. Tax effects identified above (when applicable) are calculated using the statutory tax rate for the jurisdictions in which the charge or income occurred.

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